                                                                    EXHIBIT 99.9

                               OPERATING AGREEMENT

                                       OF

                       W.R. HAMBRECHT/INLQ MANAGEMENT, LLC


                                   DATED AS OF


                                 APRIL 30, 1999

                               TABLE OF CONTENTS


                                                                                                PAGE
                                                                                                ----
ARTICLE I         DEFINITIONS...............................................................     1

ARTICLE II        ORGANIZATION..............................................................     3

        2.1    Formation; Name..............................................................     3

        2.2    Purpose......................................................................     3

        2.3    Principal Place of Business..................................................     3

        2.4    Registered Agent.............................................................     3

        2.5    Term.........................................................................     3

        2.6    Members......................................................................     4

ARTICLE III       CAPITAL INTERESTS AND CONTRIBUTIONS OF THE MEMBERS........................     4

        3.1    Capital Accounts.............................................................     4

        3.2    Capital Contributions........................................................     4

        3.3    Loans........................................................................     4

ARTICLE IV        MANAGEMENT................................................................     4

        4.1    Management...................................................................     4

        4.2    Restrictions on Other Activities or Investments..............................     4

        4.3    Indemnification..............................................................     4

        4.4    Termination of a Member......................................................     5

        4.5    Tax Matters Partner..........................................................     5

ARTICLE V         PROFITS AND LOSSES........................................................     5

        5.1    General Allocations..........................................................     5

        5.2    Overriding Allocations.......................................................     5

ARTICLE VI        DISTRIBUTIONS.............................................................     6

        6.1    Distributions................................................................     6

ARTICLE VII       BOOKS, RECORDS AND ACCOUNTING.............................................     6

        7.1    Books and Records............................................................     6

        7.2    Location of Books and Records................................................     6

        7.3    Accounting Methods...........................................................     6

        7.4    Fiscal Year..................................................................     7

        7.5    Financial Statements; Tax Return Information ................................     7


                                       i.

                               TABLE OF CONTENTS
                                  (CONTINUED)


                                                                                                PAGE
                                                                                                ----
ARTICLE VIII      RESTRICTIONS ON TRANSFER OF PERCENTAGE INTEREST OR ECONOMIC INTEREST......     7

        8.1    Prohibition on Transfers.....................................................     7

        8.2    Void Transfers...............................................................     7

        8.3    Withdrawal Prohibited........................................................     7

        8.4    Option.......................................................................     7

ARTICLE IX        DISSOLUTION AND WINDING-UP................................................     8

        9.1    Events Causing Dissolution...................................................     8

        9.2    Winding Up of the Company....................................................     8

ARTICLE X         MISCELLANEOUS.............................................................     8

        10.1   Amendment; Entire Agreement..................................................     8

        10.2   Notices......................................................................     8

        10.3   Binding Effect; Successors and Assigns.......................................     9

        10.4   Specific Enforcement.........................................................     9

        10.5   Governing Law................................................................     9

        10.6   Section Headings.............................................................     9

        10.7   Miscellaneous Terms and Usage................................................     9

        10.8   Jurisdiction and Venue.......................................................     9

        10.9   Arbitration..................................................................     9

        10.10  Attorney Fees................................................................    10

        10.11  Further Assurances...........................................................    11

        10.12  Counterparts and Execution...................................................    11


                                      ii.

                             OPERATING AGREEMENT OF

                       W.R. HAMBRECHT/INLQ MANAGEMENT, LLC


        THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT of W.R. HAMBRECHT/INLQ MANAGEMENT, LLC (this "Agreement") is made and entered into as of this 30th day of April, 1999, by and between W.R. HAMBRECHT + CO., LLC, a California limited liability company ("Hambrecht"), J. D. DELAFIELD, an individual ("Delafield") and JESSICA D. PORTEN, an individual ("Porten" and, together with Hambrecht, Delafield and any subsequently admitted members, the "Members").

                                    RECITALS

        The Members have agreed to form a limited liability company in accordance with the Beverly-Killea Limited Liability Company Act under the name "W.R. Hambrecht/INLQ Management, LLC." The Members desire to enter into this Agreement in order to set forth their understanding with respect to the management, operation and ownership of the Company.

        NOW, THEREFORE, the Members hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        When used in this Agreement, the following terms have the meanings set forth below:

        "ACT" means the Beverly-Killea Limited Liability Company Act, as the same may be amended from time to time.

        "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person.

        "ARTICLES" means the Articles of Organization for the Company originally filed with the California Secretary of State, as amended from time to time.

        "CAPITAL ACCOUNT." The Capital Account of each Member shall consist of its original capital contribution (i) increased by any additional capital contributions, its share of income or gain that is allocated to it pursuant to this Agreement, and the amount of any Company liabilities that are assumed by it or that are secured by any Company property distributed to it, and (ii) decreased by the amount of any distributions to or withdrawals by it, its share of expense or loss that is allocated to it pursuant to this Agreement, and the amount of any of its liabilities that are assumed by the Company or that are secured by any property contributed by it to the Company. The foregoing provision and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations,


                                       1.

the Company may make such modification as deemed prudent by the Manager, provided that it is not likely to have more than an insignificant effect on the total amounts distributable to any Member pursuant to Article 7 and Article 9.

        "CHANGE IN CONTROL" shall mean (i) any consolidation or merger of a Person with or into any other corporation or other entity or Person, or any other corporate reorganization, in which the shareholders or other equity owners of such Person immediately prior to such consolidation, merger or reorganization, own less than 50% of such Person's equity interests immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which such Person is a party in which in excess of fifty percent (50%) of such Person's equity interests is transferred; (ii) a sale, lease or other disposition or all or substantially all of the assets of a Person.

        "CODE" means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.

        "COMPANY" means W.R. Hambrecht/INLQ Management, LLC.

        "ECONOMIC INTEREST" means the interest held by a Transferee of a Member or Economic Interest Holder who has not been admitted as a Member or an interest held by a former Member who has suffered a Triggering Event.

        "ECONOMIC INTEREST HOLDER" means any Person owning an Economic Interest.

        "MANAGER" means Hambrecht.

        "MEMBER MINIMUM GAIN" means "partner nonrecourse debt minimum gain" determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

        "MINIMUM GAIN" has the meaning given to "partnership minimum gain" in
Section 1.704-2(d) of the Treasury Regulations.

        "NET PROFITS" and "NET LOSS" mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined under the method of accounting employed by the Company.

        "OPTION" shall have the meaning as set forth in Section 8.4 hereof.

        "PERCENTAGE INTEREST" shall mean a Member's entire interest in the Company, including a Member's share of Net Profits and Net Loss, distributions, capital, the right to vote, and the right to receive information concerning the business and affairs of the Company.

        "PERSON" means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association, or any other entity.

        "TRANSFER" and "TRANSFEREE" shall have the meanings set forth in Section
8.1 hereof.


                                       2.

        "TREASURY REGULATIONS" means the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code.

        "TRIGGERING EVENT" shall mean, with respect to any Member other than Hambrecht, any of (A) such Member's termination pursuant to Section 4.4 hereof, or (B) the cessation for any reason of such Member's employment by Hambrecht or any successor thereto.

        "UNVESTED PORTION" shall mean, with respect to each Member other than Hambrecht, a percentage of such Member's Percentage Interest equal to (A) until the first anniversary hereof, one hundred percent (100%) and (B) from and after the first anniversary hereof, eighty percent (80%) less the product of (I) one and 67/100 percent (1.67%) times (II) the number of whole months elapsed after the first anniversary hereof. A month shall be deemed to have elapsed on the last day of each calendar month. Notwithstanding the foregoing, the Unvested Portion shall equal zero, (A) if Interlinq shall (i) become private and subsequently engage in a public offering of equity securities or (ii) be the subject of any transaction, whether or not it is directly involved in such transaction, which effects a Change in Control of such corporation, (B) if Hambrecht shall be the subject of any transaction, whether or not it is directly involved in such transaction, which effects a Change in Control of Hambrecht, or
(C) with respect to the affected stock of Interlinq, if the Company (i) distributes stock of Interlinq to the Members or (ii) sells stock of Interlinq and distributes the cash proceeds thereof to its Members.

                                   ARTICLE II

                                  ORGANIZATION

        2.1 FORMATION; NAME. The Members have caused the Company to be formed as a California limited liability company by filing the Articles in accordance with the Act. The name of the Company is "W.R. Hambrecht/INLQ Management, LLC". The Company may operate its business under one or more assumed names.

        2.2 PURPOSE. The purpose of the Company is to serve as the manager of W.R. Hambrecht/INLQ, LLC and of W.R. Hambrecht/INLQ Guarantors, LLC, each a California limited liability company, and to engage in any other activities necessary or appropriate thereto.

        2.3 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company is San Francisco, California, or such other place as the Manager may designate from time to time. The Company may have such other offices as the Manager may designate from time to time.

        2.4 REGISTERED AGENT. The name and address of the Company's registered agent for service of process in the State of California is as set forth in the Articles. The Manager may from time to time change the registered agent or its address through appropriate filings with the California Secretary of State.

        2.5 TERM. The Company shall continue in existence until December 31, 2048, unless the Company is dissolved sooner and its affairs wound up in accordance with this Agreement and the Act.


                                       3.

        2.6 MEMBERS. The name, present mailing address and taxpayer identification number of each Member are set forth in Exhibit A.

                                   ARTICLE III

               CAPITAL INTERESTS AND CONTRIBUTIONS OF THE MEMBERS

        3.1 CAPITAL ACCOUNTS. The Company shall maintain Capital Accounts in accordance with the requirements of the Treasury Regulations.

        3.2 CAPITAL CONTRIBUTIONS. No capital contributions shall be required of the Members. Hambrecht shall advance, as a loan, whatever capital is required for the Company's operation. Such loan shall be repaid, together with interest at seven percent (7%) compounded annually, from the Company's income.

        3.3 LOANS. Except as otherwise provided in Section 3.2 hereof, no Member shall be obligated to lend money to the Company. A Member may make a loan to the Company if the terms of such loan are agreed to by the Manager.

                                   ARTICLE IV

                                   MANAGEMENT

        4.1 MANAGEMENT. The Company shall be managed by the Manager, as hereinafter provided. Hambrecht's status as a Manager may not be terminated other than by Hambrecht's voluntary resignation or final dissolution. No other Person shall become a Manager unless such Person is explicitly named as such in a duly approved amendment to this Agreement. Each Manager shall have full power and authority to manage the ordinary affairs of the Company; provided, however, that if there is more than one (1) Manager, no Manager will take any action on behalf of the Company unless such action is approved by Managers holding at least a majority of the Percentage Interests held by the Managers. Except to the extent specifically provided herein, no Manager shall receive compensation for his, her or its services to the Company, but shall be entitled to reimbursement of actual out of pocket expenses incurred in the course of the Company's business.

        4.2 RESTRICTIONS ON OTHER ACTIVITIES OR INVESTMENTS. Any Member may engage or invest in, independently or with others, any business activity of any type or description, including those that might be the same as or similar to the Company's business and that might be in direct or indirect competition with the Company. Except as specifically set forth herein, the Members shall not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. The Members shall have the right to hold any such investment opportunity or prospective economic advantage for its own account or to recommend such opportunity to Persons other than the Company.

        4.3 INDEMNIFICATION.


                                       4.

               (a) No Member or Manager, (or any officer, director, employee, partner, member, manager or Affiliate of either, each, an "Indemnified Person") shall be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any loss, cost, claim, expense, or liability attributable to any act or omission by the Indemnified Person with respect to Company matters, unless such act or omission constitutes grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law.

               (b) The Company shall indemnify each Indemnified Person for any loss, cost, claim, expense, or liability attributable to any act or omission by the Indemnified Person with respect to Company matters, unless such act or omission constitutes grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. Expenses incurred by any Indemnified Person in defending a claim or proceeding covered by this paragraph may be paid by the Company in advance of the final disposition of such claim or proceeding, provided the Indemnified Person undertakes to repay such amount if it is ultimately determined that such person was not entitled to be indemnified.

        4.4 TERMINATION OF A MEMBER. A Member, other than Hambrecht, may be terminated as a Member upon the determination, in its sole discretion, by the Manager, that such Member is no longer contributing to the success of the Company.

        4.5 TAX MATTERS PARTNER. Hambrecht is hereby designated as the "tax matters partner" of the Company for purposes of Section 6231(a)(7)(A) of the Code.

                                    ARTICLE V

                               PROFITS AND LOSSES

        5.1 GENERAL ALLOCATIONS. Except as otherwise provided in this Agreement or required by the Treasury Regulations:

               (a) NET LOSSES. Net Losses shall be allocated among the Members in accordance with the relative Capital Account balances of each.

               (b) NET PROFITS. Allocations of Net Profits shall first be made in such a manner as to reverse all prior allocations of Net Losses made pursuant to paragraph (a)(i) above in accordance with the relative aggregate amounts of such prior allocations and thereafter in accordance with the Members respective Percentage Interests.

        5.2 OVERRIDING ALLOCATIONS. The following provisions shall supersede the general allocation of Net Profits and Net Loss set forth in Section 5.1:

               (a) The Manager shall cause the Company to adopt one of the three alternative methods set forth in Section 1.704-3 of the Treasury Regulations with respect to property whose book value (net of liabilities) differs from its tax basis.

               (b) The Company shall comply with the minimum gain chargeback requirement of Section 1.704-2(f) of the Treasury Regulations.


                                       5.

               (c) The Company shall comply with the member minimum gain chargeback requirement of Section 1.704-2(i)(4) of the Treasury Regulations.

               (d) This Agreement hereby incorporates a qualified income offset provision, as described in Section 1.704-1(b)(2)(ii)(d)(3) of the Treasury Regulations.

               (e) All Net Loss and all Company deductions attributable to Company indebtedness as to which one or more Members bears an economic risk of loss shall be allocated to such Members, and shall be apportioned among them in accordance with the amount of loss to be borne by each.

                                   ARTICLE VI

                                  DISTRIBUTIONS

        6.1 DISTRIBUTIONS. Except as otherwise provided in Section 9.2(a), distributions shall be made at the time determined by the Manager. Distributions shall be in accordance with the existing Percentage Interests. The Manager shall have the right, but not the obligation, to distribute any assets of the Company in kind. No Member shall have the right to demand a distribution of assets in kind.

                                   ARTICLE VII

                          BOOKS, RECORDS AND ACCOUNTING

        7.1 BOOKS AND RECORDS. The Company shall maintain complete and accurate books and records of the Company's business including, but not limited to, the following:

               (a) A current list of the full name and last known business or residence address of each Member, together with the capital contribution and Percentage Interest of each Member.

               (b) A copy of the Articles and any and all amendments thereto.

               (c) Copies of the Company's federal, state and local income tax or information returns and reports, if any, for the six (6) most recent taxable years.

               (d) A copy of this Agreement and any and all amendments hereto.

               (e) Copies of the financial statements of the Company, if any, for the six (6) most recent fiscal years, which need not be audited.

        7.2 LOCATION OF BOOKS AND RECORDS. The Company's books of account and other records shall be maintained at the Company's principal place of business or another place designated by the Manager.

        7.3 ACCOUNTING METHODS. For book and tax purposes, the Company shall adopt such method of accounting that is permissible under the Code as the Manager selects.


                                       6.

        7.4 FISCAL YEAR. The annual accounting period of the Company shall be the calendar year.

        7.5 FINANCIAL STATEMENTS; TAX RETURN INFORMATION. As soon as practicable and, in any event within one hundred twenty (120) days after the end of each fiscal year, the Company's unaudited financial statements for such fiscal year and any information from the Company necessary for the preparation of the Members' tax returns shall be made available to each Member at the Company's principal office. . Appropriate Schedule K-1 documents shall be sent to the Members as required by law.

                                  ARTICLE VIII

                 RESTRICTIONS ON TRANSFER OF PERCENTAGE INTEREST
                              OR ECONOMIC INTEREST

        8.1 PROHIBITION ON TRANSFERS. Except as otherwise specifically provided herein, no Member or Economic Interest Holder may sell, assign, transfer, pledge, encumber or otherwise dispose of (any of which is a "Transfer") his or its Percentage or Economic Interest, in whole or in part, or enter into any agreement or grant any options or rights with respect thereto, whether by action of such Member (or Economic Interest Holder) or by operation of law or otherwise, without the prior consent of the Manager. The Manager may withhold its consent to such a Transfer in its sole and absolute discretion.

        The Manager may consent to a Transfer without consenting to the admission of the transferee under such approved Transfer (a "Transferee") as a member of the Company. A Transferee may only be admitted as a member of the Company if and when (i) the Transferee becomes a party to this Agreement by agreeing in writing to be bound by the terms and provisions hereof and (ii) the Manager consents to such admission, which consent may be withheld in its sole and absolute discretion. Any Transferee shall execute and acknowledge such other instruments as the Manager may deem necessary or desirable to effectuate the admission of the Transferee as a member of the Company. Any Transferee not admitted as a member of the Company shall be an Economic Interest Holder only, entitled to the Net Profits, Net Loss, and distributions of cash and other assets allocable to the assigned Percentage Interest, but not entitled to vote on Company matters or to exercise or enjoy any of the other rights of a Member of the Company, unless and until such Transferee is admitted as a Member of the Company.

        8.2 VOID TRANSFERS. Any attempted Transfer of any Units or an Economic Interest other than in compliance with this Article VIII is void and ineffective.

        8.3 WITHDRAWAL PROHIBITED. Except as otherwise specifically provided herein, no Member may withdraw or resign from the Company until there has been a dissolution and a full and complete winding up of the Company in accordance with this Agreement and the Act.

        8.4 OPTION. Upon the occurrence of a Triggering Event with respect to a Member (excluding Hambrecht), the Company shall have the Option (the "Option"), for a period of ninety (90) days following such Triggering Event to purchase the Unvested Portion of such Member's Percentage Interest for a purchase price equal to the pro rata portion of such Manager's Capital


                                       7.

Account attributable to such Unvested Portion. The Option shall be exercised, if at all, by written notice to the affected Member together with a check in the amount of the purchase price. In addition, upon the occurrence of a Triggering Event with respect to a Member (excluding Hambrecht), such Member shall become an Economic Interest Holder only, entitled to the Net Profits, Net Loss, and distributions of cash and other assets allocable to such Member's remaining Percentage Interest, but not entitled to vote on Company matters or to exercise or enjoy any of the other rights of a Member of the Company.

                                   ARTICLE IX

                           DISSOLUTION AND WINDING-UP

        9.1 EVENTS CAUSING DISSOLUTION. The Company shall be dissolved and its affairs wound up in accordance with the Act and this Agreement upon occurrence of any of the following (each an "Event of Dissolution"):

               (a) the sale of all or substantially all of the assets of the Company.

               (b) the election to dissolve by the Manager.

        9.2 WINDING UP OF THE COMPANY.

               (a) Upon the dissolution of the Company, the Manager shall proceed with the winding up of the affairs of the Company. The assets shall be liquidated as promptly as is consistent with obtaining a fair market value therefor, and the proceeds therefrom, to the extent available, shall be applied and distributed by the Manager to the Members in accordance with the Members' closing Capital Account balances.

               (b) Upon the completion of the winding up and liquidation of the Company, a final statement with respect thereto shall be prepared by the Manager or its designee and submitted to each Member. Upon completion of the liquidation, the Company shall be deemed completely dissolved and terminated and Articles of Dissolution of the Company shall be filed with the California Secretary of State in accordance with the Act.

                                    ARTICLE X

                                  MISCELLANEOUS

        10.1 AMENDMENT; ENTIRE AGREEMENT. This Agreement may be amended or modified from time to time only by a written instrument signed by Members holding at least two-thirds of all Percentage Interests. This Agreement represents the sole and entire agreement among the Members relative to the Company and supersedes all prior agreements and understandings with respect to the subject matter hereof, provided that to the extent any provision hereof is ineffective or prohibited under the Act, this Agreement shall be deemed amended only to the degree necessary to make such provision effective or to eliminate the prohibition under the Act.

        10.2 NOTICES. All notices, consents, demands and other communications provided for herein (any of which is a "Notice") shall be in writing and shall be sent by United States mail,


                                       8.

first class postage prepaid, facsimile transmission or recognized courier service directed to a Member at the address or facsimile number as set forth in the Company's records. Any such Notice shall be deemed given, in the case of delivery by United States mail, first class postage prepaid, on the third business day after the day mailed; in the case of courier service, on the business day received; and in the case of facsimile transmission, upon confirmation of receipt. Another address may be designated by a Member from time to time by Notice given in accordance with the provisions of this Section 10.2.

        10.3 BINDING EFFECT; SUCCESSORS AND ASSIGNS. Except as otherwise herein provided, this Agreement shall be binding upon, and inure to the benefit of the Members and their successors. Nothing in this Agreement is intended to confer upon any party, other than the Members and their respective successors, any rights remedies, obligations or liabilities under or by reason of this Agreement.

        10.4 SPECIFIC ENFORCEMENT. This Agreement, and each of the provisions hereof, shall be specifically enforceable. Appropriate injunctive relief may be applied for and granted in conjunction therewith. Such remedy provided for in this Agreement shall be cumulative and not exclusive and shall be available in addition to any other remedies which any party may have under this Agreement or otherwise.

        10.5 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely within the State of California.

        10.6 SECTION HEADINGS. The Article and Section headings used in this Agreement are for reference purposes only, and should not be used in construing this Agreement.

        10.7 MISCELLANEOUS TERMS AND USAGE. The term "shall" is mandatory; the term "may" is permissive. The term "including" is by way of example and not limitation. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender or singular or plural, as the context requires. All terms defined herein shall be equally applicable to both the singular and plural forms. Any agreement referred to herein (including this Agreement) shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement. The term "herein" means this Agreement, including the Exhibits hereto. The term "business day" means any day, other than Saturday, Sunday or a federal legal holiday.

        10.8 JURISDICTION AND VENUE. Any suit involving any dispute or matter arising under this Agreement may only be brought in the appropriate United States District Court in California or any California State Court having jurisdiction over the subject matter of the dispute or matter. The Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

        10.9 ARBITRATION. Any dispute, claim or controversy of whatever nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement, shall be resolved by final and binding arbitration (except to the


                                       9.

extent that final and binding arbitration of disputes involving the payment of fees is prohibited by California law) before a single arbitrator selected from and administered by the San Francisco office of JAMS/Endispute ("JAMS"), in accordance with JAMS's then existing Rules of Practice and Procedure. The arbitration hearing shall be held in San Francisco, California, and shall commence no later than nine (9) months following the service of a Demand For Arbitration. The provisions of California Code of Civil Procedure section 1283.05 or its successor section(s) are incorporated in and made a part of this agreement to arbitrate. Depositions may be taken and full discovery may be obtained in any arbitration commenced under this provision.

The Arbitrator shall, within fifteen (15) calendar days after the conclusion of the Arbitration hearing, issue a written award and a written statement of decision describing the reasons for the award, including the calculation of any damages awarded. The Arbitrator shall be empowered to award compensatory or actual damages in the amount established by the preponderance of the evidence, but shall NOT have the authority (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or other agreements entered into between the parties. The parties shall bear equally the costs and fees of JAMS and the arbitrator; however, the arbitrator, in his or her sole discretion, shall be authorized to determine whether a party is the prevailing party and, if so, to award to that prevailing party reimbursement for its reasonable attorneys' fees, disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and costs arising from the arbitration. The Arbitrator, and not a court, shall also be authorized to determine whether the provisions of this section apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.

        Absent the filing of an application to correct or vacate the arbitration award under California Code of Civil Procedure section 1285 et seq., each party shall fully perform and satisfy the terms of the arbitration award within fifteen (15) days of the service of the award. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, THE PARTIES UNDERSTAND THAT THEY ARE WAIVING CERTAIN SUBSTANTIAL RIGHTS AND PROTECTIONS WHICH MAY OTHERWISE BE AVAILABLE IF A DISPUTE BETWEEN THE PARTIES WERE DETERMINED BY LITIGATION IN COURT, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SEEK OR OBTAIN ITEMS REFERENCED IN CLAUSES (I) THROUGH
(III) ABOVE, THE RIGHT TO A JURY TRIAL AND CERTAIN RIGHTS OF APPEAL.

        10.10 ATTORNEY FEES. In any litigation, arbitration, or other proceeding by which a Member either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement against any other Member, the prevailing party, unless specifically provided otherwise herein, shall be awarded reasonable attorney fees, together with any costs and expenses, incurred to resolve the dispute and to enforce the final judgment. The prevailing party shall be determined based upon an assessment of which party's major arguments made or positions taken in the proceedings fairly could be said to have prevailed over the other party's major arguments or positions (with reference to the amounts of damages awarded, if any) on the major disputed issues in the decision.


                                      10.

        10.11 FURTHER ASSURANCES. The Members shall execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Agreement.

        10.12 COUNTERPARTS AND EXECUTION. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, and all of which taken together shall constitute one Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as hand delivery of a manually executed counterpart of this Agreement.


                                      11.

        INTENDING TO BE LEGALLY BOUND, the parties hereto have executed and delivered this document as of the date first above written.


                                     -------------------------------
                                     J. D. DELAFIELD


                                     -------------------------------
                                     JESSICA D. PORTEN


                                     W.R. HAMBRECHT + CO., LLC

                                     By:
                                        ----------------------------

                                     Its: Manager


                                      12.